Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 6 to the Registration Statement on Form S-1 of our report dated March 9, 2011, except for the effects of the reverse stock split discussed in Note 15 to the consolidated financial statements, as to which the date is August 19, 2011, relating to the consolidated financial statements of Crossroads Systems, Inc. for the two year period ended October 31, 2010.

We further consent to being named as "Experts" in accounting and auditing as defined in this Registration Statement.

/s/ PMB Helin Donovan, LLP

Austin, TX
August 23, 2011